Exhibit 99.1
Jan Smilek
Acting Chief Financial Officer
Sucampo Pharmaceuticals, Inc.
301-961-3400
or
John Woolford
Westwicke Partners
410-321-9653
john.woolford@westwickepartners.com
Sucampo Pharmaceuticals Reports Financial Results
for the Second Quarter of 2008
Bethesda, Md., August 14, 2008 – Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP) today reported its consolidated financial results for the second quarter and six months ended June 30, 2008.
Second Quarter 2008 and Subsequent Highlights
•	Sucampo reported net income of $29.9 million, or $0.71 per diluted share, in the second quarter of 2008, compared with net income of $13.9 million, or $0.39 per diluted share, in the second quarter of 2007.

•	Sucampo’s cash, cash equivalents and investments totaled $135.0 million at June 30, 2008 as compared with $86.5 million at the end of 2007.

•	On April 29, 2008, the U.S. Food and Drug Administration (FDA) approved AMITIZA® (lubiprostone) 8 mcg for the treatment of Irritable Bowel Syndrome with Constipation (IBS-C) in women 18 years of age and older, triggering a second quarter $50.0 million development milestone payment from our co-marketing partner Takeda Pharmaceutical Company, Ltd. (Takeda).

•	Marketing Approval Applications (MAAs) for Chronic Idiopathic Constipation (CIC) have been received and validated by the individual regulatory agencies in Belgium, Denmark, France, Germany, Ireland, the Netherlands, Spain, Sweden and the United Kingdom. The Company also filed an MAA in Switzerland.

•	The last patient’s last visit was completed in the Company’s phase 2b clinical trial of lubiprostone for adult CIC in Japan in July 2008.

•	The first patient was dosed in a phase 2 clinical study of cobiprostone for the treatment of portal hypertension in patients with liver cirrhosis.

“With the recent approval of AMITIZA® 8 mcg for IBS-C, the presentation of incremental positive data and the progress in our international commercialization and clinical activities, we believe we have laid the groundwork for further expansion of our AMITIZA® brand.” said Ryuji Ueno, M.D., Ph.D., Ph.D., Founder, Chairman, and Chief Executive Officer. “Beyond AMITIZA®, we continue to demonstrate consistent and meaningful progress in our earlier-stage product development programs by initiating our phase 2 trial of cobiprostone and moving our other pipeline compound, SPI-017, to the clinical stage.”
Financial Results
In the second quarter of 2008, Sucampo reported net income of $29.9 million, or $0.71 per diluted share, based on 42.0 million weighted average common shares outstanding, compared with net income of $13.9 million, or $0.39 per diluted share, based on 35.5 million weighted average common shares outstanding, in the second quarter of 2007. For the six months ended June 30, 2008, Sucampo reported net income of $30.4 million, or $0.72 per diluted share, based on 42.0 million weighted average common shares outstanding, compared with net income of $14.4 million, or $0.41 per diluted share, based on 35.5 million weighted average common shares outstanding, for the same period in 2007.
Total revenues in the quarter ended June 30, 2008 increased $18.8 million, or 38.4%, to $67.7 million from $48.9 million in the quarter ended June 30, 2007. Total revenues for the six months ended June 30, 2008 increased $19.4 million, or 31.3%, to $81.3 million from $61.9 million for the six months ended June 30, 2007.
The key components of total revenues are as follows:
•	Product royalty revenue increased $1.3 million to $10.9 million in the second quarter of 2008 compared with $9.6 million in the second quarter of 2007; and product royalty revenue increased $5.1 million to $17.0 million for the six months ended June 30, 2008 compared with $11.9 million for the six months ended June 30, 2007. The increases reflected the continuing acceptance by patients and physicians of AMITIZA® 24 mcg for the treatment of CIC in adults and also the sales from the initial stockings of AMITIZA® 8 mcg for IBS-C as a result of the recent FDA approval. Product royalty revenue for the corresponding periods in 2007 reflects the impact of the withdrawal of Novartis’ Zelnorm® in April 2007. As a result of the withdrawal, Sucampo’s partner, Takeda, boosted inventory levels in the second quarter of 2007. Sequentially, product royalty revenue increased $4.8 million in the second quarter of 2008, or 79.3%, from $6.1 million in the first quarter of 2008.

•	Research and development (R&D) revenue increased $17.3 million to $55.4 million in the second quarter of 2008 compared with $38.1 million in the second quarter of 2007.

R&D revenue increased $14.0 million to $61.5 million for the six months ended June 30, 2008 compared with $47.5 million for the six months ended June 30, 2007. The increase in R&D revenue was primarily due to the $50.0 million development milestone received from Takeda during the second quarter of 2008 upon FDA approval of AMITIZA® 8 mcg for the treatment of IBS-C in women 18 years of age and older compared to the $30.0 million milestone recognized in the second quarter of 2007 pursuant to our collaboration and license agreement with Takeda. The increase in R&D revenue was partly offset by the recognition of AMITIZA®-related deferred revenue during the second quarter of 2007 and the first six months of 2007 resulting from payments received from Takeda for the development of AMITIZA® to treat Chronic Idiopathic Constipation and IBS-C. We recognized revenue for this development work ratably over the estimated performance period which was completed in June 2007 when we filed the supplemental new drug application (sNDA) for the IBS-C indication and there is no corresponding amount in 2008.
Total operating expenses incurred during the second quarter of 2008 decreased $4.3 million to $23.8 million from $28.1 million in the second quarter of 2007. For the six months ended June 30, 2008, total operating expenses increased $2.7 million to $43.2 million compared to $40.5 million during the six months ended June 30, 2007.
Components of operating expenses are as follows:
•	R&D expenses of $12.9 million increased $4.8 million during the second quarter of 2008 from $8.1 million in the second quarter of 2007. During the six months ended June 30, 2008, R&D expenses of $24.1 million increased $9.4 million from $14.7 million during the six months ended June 30, 2007. The higher spending levels were associated with regulatory activities related to the European MAA for AMITIZA®, Sucampo’s on-going clinical development programs of AMITIZA®, including for the treatment of Opioid-induced Bowel Dysfunction, and cobiprostone for the prevention of Non-steroidal Anti-inflammatory Drug-(NSAID) Induced Ulcers, and pre-clinical and basic development costs associated with SPI-017 and other early stage prostone compounds.

•	General and administrative (G&A) expenses of $3.6 million decreased $9.4 million during the second quarter of 2008 from $13.0 million in the second quarter of 2007, and during the six months ended June 30, 2008, G&A expenses of $6.7 million decreased $8.5 million from $15.2 million during the six months ended June 30, 2007. The higher expenses in 2007 reflected a one-time expense of $10.2 million recorded in the second quarter of 2007 related to cash and stock awards to Sucampo Pharmaceuticals’ Founders, offset in part by an increase in operational headcount, an increase in expenses associated with the company’s new office space, and an increase in overall costs associated with the compliance and regulatory requirements of being a publicly-traded company with international operations.

•	The decrease in selling and marketing expenses of $0.9 million to $2.9 million in the second quarter of 2008 from $3.8 million in the second quarter of 2007 and the decrease of $1.3 million to $5.7 million during the six months ended June 30, 2008 from $7.0 million during the six months ended June 30, 2007 reflected savings achieved as a result of moving commercial activities from a third-party contract sales organization to an internal sales force.

•	The increase in product royalties – related parties of $0.3 million to $2.0 million in the second quarter of 2008 from $1.7 million in the second quarter of 2007 and the increase in product royalties – related parties of $0.9 million to $3.0 million during the six months ended June 30, 2008 from $2.1 million during the six months ended June 30, 2007 resulted directly from the company’s increase in product royalty revenue.
For the second quarter of 2008 and 2007, Sucampo’s consolidated effective tax rate was 32.8% and 35.0%, respectively. For the six months ended June 30, 2008 and 2007, Sucampo’s consolidated effective tax rate was 22.7% and 35.2%, respectively. The changes in the effective tax rate reflect the impact of the FDA approval of the sNDA for IBS-C and the related impact on projected income in 2008 and future years from the $50.0 million milestone payment and expected product royalties.
Sucampo’s cash, cash equivalents and investments totaled $135.0 million at June 30, 2008 as compared with $86.5 million at the end of 2007, including auction rate securities of $20.9 million classified as non-current at June 30, 2008 and $9.4 million at December 31, 2007.
Company to Host Conference Call
Sucampo Pharmaceuticals will host a conference call at 10:00 a.m. ET Monday, August 18, 2008 to discuss its second quarter 2008 financial results. To participate on the live call, please dial (800) 299-6183 (domestic) or (617) 801-9713 (international). The conference passcode is 14471349. A live and archived audio webcast of the call will be available via the “For Investors” page of the Sucampo Pharmaceuticals website, Hwww.sucampo.comH. Please dial in or log on through Sucampo Pharmaceuticals’ website approximately 10 minutes prior to the scheduled start time.
About Sucampo Pharmaceuticals, Inc.
Sucampo Pharmaceuticals, Inc., a specialty biopharmaceutical company based in Bethesda, Md., focuses on the development and commercialization of medicines based on prostones. The therapeutic potential of prostones, which are bio-lipids that occur naturally in the human body, was first identified by Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo Pharmaceuticals’ Chairman

and Chief Executive Officer. Dr. Ueno founded Sucampo Pharmaceuticals in 1996 with Sachiko Kuno, Ph.D., founding Chief Executive Officer and advisor, international business development.
Sucampo Pharmaceuticals is marketing AMITIZA® (lubiprostone) 24 mcg in the U.S. for chronic idiopathic constipation in adults and AMITIZA® (lubiprostone) 8 mcg in the U.S. to treat irritable bowel syndrome with constipation in adult women and is developing the drug for additional gastrointestinal disorders with large potential markets. In addition, Sucampo Pharmaceuticals has a robust pipeline of compounds with the potential to target underserved diseases affecting millions of patients worldwide. Sucampo Pharmaceuticals has two wholly owned subsidiaries: Sucampo Pharma Europe, Ltd., headquartered in Oxford, UK with a branch office in Basel, Switzerland, and Sucampo Pharma, Ltd., located in Tokyo and Osaka, Japan. To learn more about Sucampo Pharmaceuticals and its products, visit www.sucampo.com.
Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for Sucampo Pharmaceuticals are forward-looking statements made under the provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the words “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” ”may” or other similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors described in Sucampo Pharmaceuticals’ filings with the Securities and Exchange Commission (SEC), including the annual report on Form 10-K for the year ended December 31, 2007 and other periodic reports filed with the SEC. Any forward-looking statements in this press release represent Sucampo Pharmaceuticals’ views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. Sucampo Pharmaceuticals anticipates that subsequent events and developments will cause its views to change. However, while Sucampo Pharmaceuticals may elect to update these forward-looking statements publicly at some point in the future, Sucampo Pharmaceuticals specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise.

Sucampo Pharmaceuticals, Inc.
Consolidated Balance Sheets (Unaudited)
(In thousands, except share data)

	June 30,	December 31,
	2008	2007
ASSETS:
Current assets:
Cash and cash equivalents	$26,483	$25,559
Investments, current	87,615	51,552
Product royalties receivable	10,283	8,667
Unbilled accounts receivable	5,679	5,883
Accounts receivable	2,910	1,525
Prepaid and income taxes receivable	119	1,922
Deferred tax assets, net	1,394	88
Prepaid expenses and other current assets	1,811	2,222

Total current assets	136,294	97,418
Investments, non-current	20,932	9,400
Property and equipment, net	2,355	2,265
Deferred tax assets-noncurrent, net	4,713	551
Other assets	401	393

Total assets	$164,695	$110,027

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$3,524	$3,313
Accrued expenses	10,404	8,730
Deferred revenue — current	10,867	1,062
Income taxes payable	13,409	—

Total current liabilities	38,204	13,105
Deferred revenue, net of current portion	8,344	8,626
Other liabilities	1,774	1,768

Total liabilities	48,322	23,499

Commitments

Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized at June 30, 2008 and December 31, 2007; no shares issued and outstanding at June 30, 2008 and December 31, 2007	—	—

Class A common stock, $0.01 par value; 270,000,000 shares authorized at June 30, 2008 and December 31, 2007; 15,595,518 and 15,538,518 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	156	155

Class B common stock, $0.01 par value; 75,000,000 shares authorized at June 30, 2008 and December 31, 2007; 26,191,050 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	262	262

Additional paid-in capital	97,594	96,680
Accumulated other comprehensive loss	(1,844)	(393)
Retained earnings / accumulated deficit	20,205	(10,176)

Total stockholders’ equity	116,373	86,528

Total liabilities and stockholders’ equity	$164,695	$110,027

Sucampo Pharmaceuticals, Inc.
Consolidated Statements of Operations and Comprehensive Income (Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Research and development revenue	$55,436	$38,087	$61,546	$47,453
Product royalty revenue	10,901	9,562	16,981	11,871
Co-promotion revenue	1,236	1,134	2,458	2,267
Contract and collaboration revenue	141	151	283	304

Total revenues	67,714	48,934	81,268	61,895

Operating expenses:
Research and development	12,931	8,082	24,147	14,690
General and administrative	3,561	13,017	6,728	15,170
Selling and marketing	2,870	3,776	5,718	7,026
Milestone royalties — related parties	2,500	1,500	3,531	1,500
Product royalties — related parties	1,951	1,700	3,032	2,111

Total operating expenses	23,813	28,075	43,156	40,497

Income from operations	43,901	20,859	38,112	21,398

Non-operating income (expense):
Interest income	565	471	1,207	795
Other (expense) income, net	(13)	42	(1)	36

Total non-operating income, net	552	513	1,206	831

Income before income taxes	44,453	21,372	39,318	22,229
Income tax provision	(14,577)	(7,489)	(8,937)	(7,829)

Net income	$29,876	$13,883	$30,381	$14,400

Net income per share:
Basic net income per share	$0.72	$0.40	$0.73	$0.41

Diluted net income per share	$0.71	$0.39	$0.72	$0.41

Weighted average common shares outstanding — basic	41,757	34,990	41,745	34,990

Weighted average common shares outstanding — diluted	42,038	35,505	42,026	35,505

Comprehensive income (loss):

Net income	$29,876	$13,883	$30,381	$14,400
Other comprehensive income (loss):
Unrealized loss on investments, net of tax effect	(616)	—	(1,456)	—
Foreign currency translation	(325)	(101)	5	(81)

Comprehensive income	$28,935	$13,782	$28,930	$14,319